EXHIBIT 23









                         INDEPENDENT AUDITORS' CONSENT



The Board of Directors
INCSTAR Corporation:


We consent to incorporation by reference in the Registration Statements No. 33-34055, No. 33-84498, No. 33-32162, and No. 33-32736 on Form S-8 of INCSTAR
Corporation of our report dated January 26, 1996, relating to the consolidated balance sheets of INCSTAR Corporation and subsidiaries as of December 31, 1995 and 1994, and the related consolidated statement of operations, shareholders' equity and cash flows and related schedule for each of the years in the three-year period ended December 31, 1995, which reports appears in the 1995 Annual Report on Form 10-K of INCSTAR Corporation.







                                                        KPMG Peat Marwick LLP


Minneapolis, Minnesota
March 27, 1996